Exhibit 3.1
CERTIFICATE OF DESIGNATIONS, PREFERENCES
AND RELATIVE, PARTICIPATING, OPTIONAL AND
OTHER SPECIAL RIGHTS OF PREFERRED
STOCK AND QUALIFICATIONS, LIMITATIONS
AND RESTRICTIONS THEREOF
OF

CLASS 4 PREFERENCE SHARES

OF

NEULION, INC.

_________________________

Pursuant to Section 151(g) of the
Delaware General Corporation Law
_________________________

NEULION, INC., a Delaware corporation (the “Corporation”), certifies that pursuant to the authority contained in Article Fifth of its Certificate of Incorporation, as amended (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151(g) of the Delaware General Corporation Law, the Board of Directors of the Corporation by unanimous written consent dated June 28, 2011 adopted the following resolution, which resolution remains in full force and effect on the date hereof:

RESOLVED, that there is hereby established a series of authorized preferred stock having a par value of $0.01 per share, which series shall be designated as Class 4 Preference Shares, which shall consist of 10,912,265 shares and shall have the following voting powers, preferences and relative participating, optional and other special rights, and qualifications, limitations, restrictions and terms:

(1)           Dividends

(a)           Cumulative Dividends: The holders of the Class 4 Preference Shares, in priority to the holders of Common Stock, Class 3 Preference Shares and all other shares ranking junior to the Class 4 Preference Shares, will be entitled to receive fixed preferential cumulative dividends at the rate of 8% per annum on the Original Amount (as hereinafter defined) per share from the date of issuance which shall automatically accrue.  Unless declared earlier by the board of directors out of the assets of the Corporation properly applicable to the payment of dividends, such dividends shall be payable only upon a Liquidation Event (as hereinafter defined) or redemption by the Corporation pursuant to Section 5 hereof. Dividends will be prorated for stub periods.

(b)           Dividends Preferential: Except with the consent in writing of the holders of a majority of the Class 4 Preference Shares outstanding, no dividend will at any time be declared and paid on or set apart for payment on the Common Stock, Class 3 Preference Shares or on any other shares ranking junior to the Class 4 Preference Shares in any financial year unless and until the cumulative dividends stated in Section 1(a) on all the Class 4 Preference Shares outstanding have been declared and paid or set apart for payment.

(c)           Equivalent Dividends on Common Stock: In addition to Section 1(a) holders of Class 4 Preference Shares will also be entitled to receive pari passu dividends paid to the holders of Common Stock if, as and when declared by the board of directors out of the assets of the Corporation properly applicable to the payment of dividends. A holder of a Class 4 Preference Share shall be entitled to receive a dividend on such share equal to the product of the Common Stock Equivalent multiplied by the per share dividend declared on each Common Stock. The term "Common Stock Equivalent", at any particular time, refers to that number of Common Stock(s) which would be received by a holder of a Class 4 Preference Shares upon a conversion at that time of such share(s) into Common Stock.

(2)           Liquidation, etc.

(a)           Participation upon Liquidation, Dissolution or Winding Up: In the event of the liquidation, dissolution or winding up of the Corporation or other distribution of assets of the Corporation among its shareholders for the purpose of winding up its affairs (a “Liquidation Event”), the holders of the Class 4 Preference Shares will be entitled to receive from the assets of the Corporation a sum equivalent to the aggregate Redemption Amount (as hereinafter defined) of all Class 4 Preference Shares held by them respectively before any amount is paid or any assets of the Corporation are distributed to the holders of any Common Stock, Class 3 Preference Shares or shares of any other class ranking junior to the Class 4 Preference Shares. After payment to the holders of the Class 4 Preference Shares of the amount so payable to them as above provided such holders shall not be entitled to any further distribution from the Corporation.

(3)           Voting

(a)           The holders of the Class 4 Preference Shares will be entitled to receive notice of and to attend all annual and special meetings of the shareholders of the Corporation and to one vote in respect of each Common Stock Equivalent (determined for each Class 4 Preference Shares held by such holder) at all such meetings.

(b)           Except for matters where holders of the Class 4 Preference Shares are by law required or permitted herein to vote as a class, holders of Class 4 Preference Shares shall vote together with the holders of Common Stock as a single class.

(4)           Retraction

(a)           Majority Holder Redemption: Holders of the majority of the Class 4 Preference Shares will be entitled to require the Corporation to redeem, subject to the requirements of the General Corporation Law of the State of Delaware as now enacted or as the same may from time to time be amended, re-enacted or replaced, at any time all, but not less than all of the Class 4 Preference Shares held by all holders by tendering to the Corporation at its registered office the share certificates representing the Class 4 Preference Shares together with a request in writing (a “Majority Redemption Request”) specifying (i) that the holders desire to have all, but not less than all of the Class 4 Preference Shares represented by such certificates redeemed by the Corporation, (ii) the business day (herein referred to as the "Redemption Date") on which the holders desire to have the Corporation redeem such Class 4 Preference Shares, and (iii) written authorization from holders holding not less than 50.1 % of the Class 4 Preference Shares then outstanding supporting the Majority Redemption Request or minutes from a duly convened meeting of the holders of the Class 4 Preference Shares at which a majority of such holders passed a resolution to support the Majority Redemption Request. The Redemption Date will be not less than 30 days (or such shorter period to which the Corporation may consent) after the day on which the Majority Redemption Request is given to the Corporation. Upon receipt of the share certificates representing all of the Class 4 Preference Shares being redeemed by a holder, the Corporation will on the Redemption Date redeem such Class 4 Preference Shares by paying to such holder the Original Amount (as hereinafter defined) for each such Class 4 Preference Shares being redeemed. Such payment will be made by check or, with the consent of a majority of the holders, by any other means of immediately available funds.  If the funds available for redemption are insufficient to redeem all of the issued and preferred stock of the Corporation requesting redemption, the available funds shall be used to first redeem all shares of Class 4 Preference Shares prior and in preference to the redemption of all other stock ranking junior thereto.

(b)           Constraints: Notwithstanding the foregoing: (a) a Majority Redemption Request may only be issued after June 29, 2016 (the “Fifth Anniversary”) and (b) any payments to be made pursuant to this Section 4 shall be subject to Section 10.

(c)           Seniority of Retraction:  The Corporation shall not, without the express written consent from holders of a majority of the Class 4 Preference Shares, retract any Class 3 Preference Shares.

(5)           Redemption

(a)           Redemption by Corporation:  The Corporation may, upon giving notice as hereinafter provided, redeem, subject to the requirements of the General Corporation Law of the State of Delaware, at any time the whole or from time to time (subject to subsection (c) below and the conversion provisions set forth in Section 6 below) any part of the then outstanding Class 4 Preference Shares from any one or more of the holders thereof as the board of directors may in its sole discretion determine on payment of US$0.4582 for each share (the “Original Amount”) to be redeemed, plus all accrued and unpaid dividends thereon, the whole constituting and being herein referred to as the “Redemption Amount”.

(b)           In the case of redemption of Class 4 Preference Shares under the provisions of Section 5 hereof, the Corporation will at least 21 days (or, if a majority of the holders of the Class 4 Preference Shares to be redeemed consent, such shorter period to which they may consent) before the date specified for redemption mail (or, with the consent of any particular holder, otherwise deliver) a notice in writing of the intention of the Corporation to redeem such Class 4 Preference Shares to each person who at the record date for the determination of shareholders entitled to receive notice is a holder of Class 4 Preference Shares to be redeemed. Such notice will (subject to the consent of any particular holder referred to above) be mailed by letter, postage prepaid, addressed to each such holder at the holder's address as it appears on the records of the Corporation or in the event of the address of any such holder not so appearing then to the last known address of such holder; provided, however, that accidental failure to give any such notice to one or more of such holders will not affect the validity of such redemption. Such notice will set out the Redemption Amount and the date on which redemption is to take place and if part only of the shares held by the person to whom it is addressed is to be redeemed the number thereof so to be redeemed. On or after the date so specified for redemption, the Corporation will pay or cause to be paid to or to the order of the holders of the Class 4 Preference Shares to be redeemed the Redemption Amount thereof on presentation and surrender at the registered office of the Corporation or any other place designated in such notice of the certificates representing the Class 4 Preference Shares called for redemption. Such payment will be made by check or, with the consent of any particular holder, by any other means of immediately available funds. If a part only of the shares represented by any certificate are redeemed a new certificate for the balance will be issued at the expense of the Corporation. From and after the date specified for redemption in any such notice the holders of the Class 4 Preference Shares called for redemption will cease to be entitled to dividends and will not be entitled to exercise any of the rights of holders of Class 4 Preference Shares in respect thereof unless payment of the Redemption Amount is not made upon presentation of certificates in accordance with the foregoing provisions, in which case the rights of the holders of the said Class 4 Preference Shares will remain unaffected. The Corporation will have the right at any time after the mailing (or delivery, as the case may be) of notice of its intention to redeem any Class 4 Preference Shares to deposit the Redemption Amount of the shares so called for redemption or of such of the said shares represented by certificates as have not at the date of such deposit been surrendered by the holders thereof in connection with such redemption to a special account in any chartered bank or in any trust company in Canada or in the United States, named in such notice, to be paid without interest to or to the order of the respective holders of such Class 4 Preference Shares called for redemption upon presentation and surrender to such bank or trust company of the certificates representing the same, and upon such deposit being made or upon the date specified for redemption in such notice, whichever is the later, the Class 4 Preference Shares in respect whereof such deposit has been made will be redeemed and the rights of the holders thereof after such deposit or such redemption date, as the case may be, will be limited to receiving without interest their proportionate part of the total Redemption Amount so deposited against presentation and surrender of the said certificates held by them respectively and any interest allowed on such deposit will belong to the Corporation.

(c)           Change of Control Redemption: In the event of a Change of Control (as hereinafter defined), then subject to the conversion provisions set forth in Section 6 below, the Corporation shall forthwith redeem at any time the whole of the then outstanding Class 4 Preference Shares from the holders thereof on payment of the Redemption Amount in respect of each such share.

(d)           For the purposes of this Certificate, a "Change of Control" means any one of:

(i)
the consummation of a merger, amalgamation, plan of arrangement or other transaction or series of related transactions resulting in the combination of the Corporation with or into another entity, where the shareholders of the Corporation immediately prior to any such transaction(s) directly or indirectly do not continue to hold more than a 50% voting interest in the continuing or surviving entity immediately following such transaction or series of related transactions and no shareholder who held less than a 50% voting interest in the Corporation before such event holds directly or indirectly more than a 50% voting interest in the continuing or surviving entity immediately following such event,

(ii)	a sale or transfer of all or substantially all of the Corporation's assets (other than a sale or transfer to a wholly-owned subsidiary of the Corporation), or

(iii)	an exclusive license of all or substantially all of the Corporation's intellectual property (other than a license to a wholly- owned subsidiary of the Corporation);

provided, in each case, that the transaction is entered into at arm's length with all shareholders of the Corporation and provided, however, that a transaction will not constitute a Change of Control if:

(i)	its sole purpose is to change the jurisdiction of the Corporation's incorporation; or

(ii)	it will create a holding company that will be owned in substantially the same proportions by the persons who held the Corporation's securities immediately prior to such transaction;

(iii)	the principal purpose of the transaction is a bona fide equity financing transaction and no one Person will hold a majority of the Corporation's shares after completion of the transaction; or

(iv)
a majority of the holders of the Class 4 Preference Shares and a majority of each other class of shares of the Corporation (determined separately on a class by class basis) determine that such event should not be treated as a Change of Control for the purposes of this provision.

(e)           Constraints: Notwithstanding the foregoing: (i) the Corporation may only give notice to redeem the Class 4 Preference Shares (other than pursuant to subsection 5(c) above) after the Fifth Anniversary and (ii) any payments to be made pursuant to this Section 4 shall be subject to Section 10.

(f)           Seniority of Retraction:  The Corporation shall not, without the express written consent from holders of a majority of the Class 4 Preference Shares, redeem any Class 3 Preference Shares.

(6)           Conversion

(a)           Conversion Privilege: Each issued Class 4 Preference Share may at any time (including after a notice of redemption is received but prior to the redemption date) be converted, at the option of the holder, into one share of Common Stock (subject to variation in accordance with Section 7, the "Conversion Ratio").  In the event of conversion, all declared, accrued and unpaid dividends on the converted Class 4 Preference Shares shall be converted into shares of Common Stock based on a conversion price equal to the trading price of the Common Stock at the close of business on the last trading day prior to the date of conversion.  The conversion privilege herein provided for may be exercised by notice in writing given to the Corporation accompanied by a certificate or certificates representing the Class 4 Preference Shares in respect of which the holder thereof desires to exercise such right of conversion and such notice will be signed by the holder of the Class 4 Preference Shares in respect of which such right is being exercised and will specify the number of Class 4 Preference Shares which the holder desires to have converted. Upon receipt of such notice the Corporation will issue certificates representing fully paid Common Stock upon the basis above prescribed and in accordance with the provisions hereof to the holder of the Class 4 Preference Shares represented by the certificate or certificates accompanying such notice.

(b)           All Common Stock resulting from any conversion of Class 4 Preference Shares into Common Stock pursuant to Section 6(a) hereof will be deemed to be fully paid and non-assessable.

(c)           Automatic Conversion: In the event of a Liquidation Event all of the issued and outstanding Class 4 Preference Shares shall automatically be converted into Common Stock at the Conversion Ratio where it is determined by the Corporation that the holder of a Class 4 Preference Shares would receive greater consideration (based on the cash and or fair market value of publicly traded securities to be received) from the Corporation if such holder held the Common Stock Equivalent in lieu of such Class 4 Preference Shares. The Corporation shall, where this Section is operative, take such steps as may be required or are desirable to effect the conversion of the issued and outstanding Class 4 Preference Shares into Common Stock.

(d)           Majority Conversion: Holders of a majority of the Class 4 Preference Shares will be entitled to require the holders of all Class 4 Preference Shares to convert their shares into Common Stock (at the Conversion Ratio) on a specified conversion date, by giving notice ("Mandatory Conversion Notice") to the Corporation. Upon receipt of a Mandatory Conversion Notice the Corporation shall take such steps as may be required or are desirable (including filing certificates of amendment) to convert the issued and outstanding Class 4 Preference Shares into Common Stock. Any Mandatory Conversion Notice delivered to the Corporation shall be accompanied by written authorization from holders holding not less than 50.1% of the Class 4 Preference Shares then outstanding supporting the Mandatory Conversion Notice or minutes from a duly convened meeting of the holders of the Class 4 Preference Shares at which a majority of such holders passed a resolution to support the Mandatory Conversion Notice.

(7)           Antidilution

If the shares of Common Stock are subdivided, consolidated or if a stock dividend is paid or if such shares of Common Stock are otherwise varied pursuant to a share capital reorganization, an equivalent change, as the board of directors may in its sole discretion determine, will be made to the Conversion Ratio or otherwise to the Class 4 Preference Shares or if a stock dividend is paid or if such Common Stock are otherwise varied pursuant to a share capital reorganization.

(8)           Special Protection

(a)           Protective Provisions: Subject to applicable law, the approval of holders of 66 2/3rds of the Class 4 Preference Shares shall be required to:

(i)	change the rights or terms of the Class 4 Preference Shares or increase the authorized number thereof; or

(ii)	authorize, create or issue any security either preferential to or on parity with the Class 4 Preference Shares.

(b)           Declaration of Dividends: The consent of holders of a majority of the Class 4 Preference Shares shall be required to pay any dividend to or redeem any preference shares (other than the Class 4 Preference Shares) or Common Stock (other than the payment of dividends on the Class 3 Preference Shares and the Class 4 Preference Shares as contemplated above and other than purchases of Common Stock at no greater than cost from employees or other service providers upon termination of service).

(9)           Pre-Emptive Rights

(a)           Subject to applicable laws and the requirements of any stock exchange on which the Corporation's securities may be listed and posted for trading, if any additional shares of Common Stock are to be issued by the Corporation, the Corporation will first offer (the "Offer") such Common Stock to each of the holders of the Class 3 Preference Shares and the Class 4 Preference Shares (individually, an "Investor" and collectively, the "Investors") by providing such Investor with notice, sent to the last address of the Investor shown on the books and records of the Corporation, of the Corporation's intention to issue additional Common Stock and the number and class thereof to be so issued, the purchase price for each Common Stock and the date of issuance (to the extent such facts are known by the Corporation).

(b)           Each Investor will have the right to purchase that proportion of the Common Stock so offered that is equal to the proportion of Class 4 Preference Shares owned beneficially or of record by the Investor to the aggregate issued Common Stock then outstanding at the date notice is given of such Offer. Such right will be exercisable by the Investor by giving notice to the Corporation within five days of receipt of the notice from the Corporation.

(c)           In the event the Investor accepts the Offer, the Investor will take up and pay for all or any of the Common Stock to which the Investor is entitled on the closing of the transaction.

(d)           The rights of the Investors in this Section 9 will not apply to issuances of:

(i)	Common Stock issued or issuable:

(1)	upon the conversion of Convertible Securities (as defined below);

(2)	upon the exercise of options granted pursuant to any stock option plan or other equity incentive plan, in either case approved by the board of directors;

(3)
in conjunction with arm's length debt financing (including, without limitation, commercial credit arrangements or equipment financing), acquisitions, joint ventures or strategic investments of the Corporation and its subsidiaries;

(4)	as a dividend or distribution on any class of securities of the Corporation; or

(ii)
any Common Stock or Convertible Securities issued pursuant to a bona fide arm's length business acquisition by the Corporation, whether by merger, consolidation, purchase of assets, the sale or exchange of shares or otherwise.

(e)           For the purposes of this Section 9 “Convertible Securities” means any evidences of indebtedness, shares or other securities convertible into or exchangeable for Common Stock.

(10)           Taxes

(a)           Withholding Tax: Notwithstanding any other provision of this Certificate, the Corporation shall be entitled to deduct and withhold (and/or recover) from any amounts payable to holders of shares of the Corporation the amount of all taxes which the Corporation may be required or permitted to deduct and withhold in accordance with applicable law. All such withheld amounts shall be timely remitted to the relevant governmental authority and all such remitted amounts shall be treated as having been paid to the relevant holder. For purposes hereof "Tax" means any local, domestic or foreign tax of any kind or nature whatsoever, any levy, impost, duty or other charge of a similar nature, and includes any sales tax, value-added tax, goods and services tax, transfer tax or withholding tax (including any penalty, interest, or addition to tax).

(b)           Stockholder Certification: Each holder of shares of the Corporation shall provide such tax representations, information, or other documentation to the Corporation which may reasonably be considered by the Corporation to be required or advantageous in the context of the payment of a dividend, a transaction deemed to be a dividend for tax purposes, the conversion of any shares or in the event of a Liquidation Event.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be duly executed on this 28th day of June 2011.

NEULION, INC.

By:	/s/ Roy E. Reichbach
Name:	Roy E. Riechbach
Title:	Secretary